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                                                                    EXHIBIT 10.2

March 23, 2004

Ric Cote
1901 Rosecrest Drive
Oakland, CA 94602
(510) 530-3874

Dear Ric:

We are pleased to offer you the position of Vice President of Sales with Conceptus, Inc., at a starting salary of $18,750 per month, which equates to $225,000 annually. In this capacity, you will report directly to Mark Sieczkarek, President & CEO. If you accept this offer you will begin work as an exempt employee. In addition, you will receive a sign-on bonus of $25,000 gross pay. Should you voluntarily leave Conceptus within one year, you will be required to repay the sign-on bonus at a pro rated amount.

As a regular employee of Conceptus, Inc., you will be eligible to participate in a number of Company sponsored benefits, which include: medical, dental, vision, life and long term disability insurance coverage. These benefits are effective the first day of your employment. You will also be eligible to join our 401(k) program and participate in our employee stock purchase plan.

At the next Board meeting, we will recommend that Management grant you an option of 125,000 shares of Conceptus, Inc., and an additional grant of 36,000 share of RESTRICTED stock under the LTOIP referenced below. The terms of the stock options shall be in accordance to the Conceptus stock option plan. You will be given a copy of this plan upon hire. Also, upon hire, you will become 12.50% vested after 6 months of employment, and 1/48th per month thereafter for a total vesting of four years. Your vesting will become effective as of the start of your employment with Conceptus.

You will also be eligible to participate in the 2004 OIP (Officer Incentive Program). The Board Of Director's has approved this program. The OIP has two components, 1) Annual Incentive Program and 2) Long Term Officer Incentive Program. Component (1), consists of a percentage of your base salary, stock options and restricted stock, component (2), consists of 36,000 RESTRICTED stock with a single time based restriction. Reference the attached "Officer's Incentive Program".

As a member of Senior Management Team, you will also be eligible to participate in the Change Of Control Agreement, reference the attached, "Senior Management Change Of Control Agreement".

Employment with Conceptus is for no specific period of time. As a result, either you or Conceptus, Inc., is free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, titles, compensation and benefits, as well as Conceptus' personnel policies and

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procedures, may change from time-to-time, the "at-will" nature of your employment may only be changed in an express writing signed by you and the President of the Company.

Your employment pursuant to this offer is contingent on your executing the enclosed Proprietary Information and Inventions Agreement and upon your providing the Company with the legally required proof of your identity and authorization to work in the United States. Please bring the appropriate verification documents (as described on the attached sheet) on your first day of employment.

In accepting our offer, we ask that you make every effort to protect the confidential and proprietary information of your current employer. This includes making sure that all technical documents currently in your possession are returned to your employer prior to your leaving.

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. To accept this offer, please sign and return this letter, the job description and the executed Proprietary information and inventions Agreement to me prior to your start date. This offers, if not accepted, will expire on April 2, 2004.

Ric, we look forward to having you join the Conceptus team. If you have any questions, please call me.

Sincerely,

/s/ Mark Sieckarek
-----------------------------
Mark Sieczkarek
CEO and President

I have read and accept this employment offer.

/s/ Ric Cote                       March 25, 2004            April 5, 2004
-------------------------------------------------            -------------
Signature                              Date                   Start Date

Enclosures:
Officer's Incentive Program
Form Of Senior Mgt. Change Of Control Agreement
Proprietary Agreement
Benefit Summary
Job Description
I - 9 Form